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                                                                    Exhibit 2.08

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of March 31, 2004 by and between KH LLC, a Delaware limited liability company ("KH LLC"), Knight Acquisition Corp., a Delaware corporation ("MERGER SUB"), and Celerity Group, Inc., formerly Kinetics Holdings Corporation, a Delaware corporation ("KHC"). KHC and Merger Sub are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS".

                                    RECITALS

         A. KHC was incorporated on October 22, 1999. Its current authorized capital stock consists of: (i) 500,000,000 shares of Common Stock, $0.0001 par value per share ("KHC COMMON STOCK"); and (ii) one hundred twenty million (120,000,000) shares of Preferred Stock, $0.0001 par value per share, thirty million one hundred seventy-eight thousand eight hundred eighty-six (30,178,886) of which are designated as "SERIES A PREFERRED STOCK," thirty million one hundred seventy-eight thousand eight hundred eighty-six (30,178,886) of which are designated as "SERIES A-1 PREFERRED STOCK", twenty million (20,000,000) of which are designated "SERIES B PREFERRED STOCK," twenty million (20,000,000) of which are designated "SERIES B-1 PREFERRED STOCK" (the KHC Common Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock being collectively referred to as the "KHC CAPITAL STOCK") and nineteen million six hundred forty-two thousand two hundred twenty-eight (19,642,228) of which are undesignated. A total of 93,449,395 shares of KHC Common Stock, 856,951 shares of Series A Preferred Stock, 24,162,189 shares of Series A-1 Preferred Stock, no shares of Series B Preferred Stock, and 16,276,747 shares of Series B-1 Preferred Stock are issued and outstanding as of the date of the Agreement.

         B. The Certificate of Formation of KH LLC was filed on March 5, 2004. A copy of the Limited Liability Company Agreement of KH LLC as adopted on March 5, 2004 by KH LLC's sole member manager (the "MEMBER MANAGER") is attached hereto as Exhibit A (the "ORIGINAL LLC AGREEMENT").

         C. Merger Sub was incorporated on March 5, 2004. Its current authorized capital stock consists of 100 shares of common stock, par value $.01 per share, of which one share is issued and outstanding. KH LLC is the sole stockholder of Merger Sub.

         D. In order to facilitate the restructuring of KHC which is designed to achieve numerous bona fide business purposes (the "RESTRUCTURING"), subject to
Section 2.7 the stockholders of KHC have agreed to contribute their capital stock of KHC to KH LLC pursuant to this Agreement in exchange for limited liability company interests in KH LLC having the rights and obligations described in the Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit B (the "NEW LLC AGREEMENT", and the limited liability interests described therein, the "LLC UNITS"). The temporary and limited existence of Merger Sub is designed to facilitate the exchange of the outstanding capital stock of KHC for LLC Units. It is the intention of KH LLC and KHC that this transaction qualify as a nonrecognition exchange under Section 721 of the Internal Revenue Code of 1986, as amended (the "CODE").

         E. Also to facilitate the Restructuring, (i) the warrantholders of KHC have agreed to contribute their warrants to acquire capital stock of KHC to KH LLC in return for LLC Units in a nonrecognition exchange under Section 721 of the Code pursuant to the terms of those certain exchange agreements, dated the date hereof (the "WARRANT EXCHANGE AGREEMENTS"), (ii) United

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States Filter Corporation, a Delaware corporation ("USF") has agreed to contribute KHC's 11% Junior Subordinated Notes to KH LLC in return for LLC Units in a nonrecognition exchange under Section 721 of the Code pursuant to the terms of that certain exchange agreement dated the date hereof (the "USF EXCHANGE AGREEMENT"), (iii) the holders of KHC's 15% Convertible Senior Subordinated Notes have agreed to contribute such notes to KH LLC in return for LLC Units in a nonrecognition exchange under Section 721 of the Code pursuant to the terms of that certain exchange agreement dated the date hereof (the "CAPITAL CALL EXCHANGE AGREEMENT") and (iv) holders of KSI 12.5% Junior Subordinated Notes and KH LLC have entered into an exchange option agreement dated the date hereof (the "BRIDGE NOTE EXCHANGE OPTION AGREEMENT") pursuant to which the holders of such notes have the option to contribute such notes to KH LLC in exchange for LLC Units in one or more nonrecognition exchanges under Section 721 of the Code.

         F. The parties hereto note that it is an integral part of the Restructuring that KHC, Kinetics Group, Inc., a Delaware corporation and a wholly owned subsidiary of KHC ("KGI"), and Kinetics Systems, Inc., a Delaware corporation, and an indirect wholly owned subsidiary of KHC ("KSI"), enter into agreements with KGI's senior bank lenders, the holders of KGI's Senior Secured Notes and the holders of KGI's Senior Subordinated Notes (collectively, the "LENDERS"), to restructure their loans to KHC, KGI and KSI.

         G. The respective Boards of Directors of KHC and Merger Sub deem it advisable and in the best interests of their respective stockholders that Merger Sub merge with and into KHC, with KHC being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement.

         H. Upon the effectiveness of the Merger (as defined below), subject to
Section 2.7 all of the outstanding capital stock of KHC will be converted into LLC Units, and the parties hereto shall treat such conversion for all tax purposes as if all the outstanding capital stock of KHC were contributed to KH LLC in exchange for LLC Units.

         I. Upon the effectiveness of the Merger, employee stock options to purchase common stock of KHC shall remain options to purchase common stock of KHC and such options shall be adjusted to reflect the Restructuring but shall not be assumed by KH LLC.

         J. Certain officers and directors of KHC have agreed to contribute their options to acquire common stock of KHC to KH LLC in return for LLC Units in a nonrecognition exchange under Section 721 of the Code pursuant to the terms of those certain exchange agreements, dated the date hereof (the "OPTION EXCHANGE AGREEMENTS").

         K. The Boards of Directors of KHC and Merger Sub have approved and adopted this Agreement.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Agreement and do hereby agree that Merger Sub shall merge with and into KHC on the following terms, conditions and other provisions:

                                    ARTICLE 1

                                   THE MERGER

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         1.1 MERGER AND EFFECTIVE TIME. On and subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of Delaware (the "DGCL"), at the Effective Time (as defined below), Merger Sub shall be merged with and into KHC (the "MERGER"), the separate existence of Merger Sub shall cease, and KHC shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form attached hereto as Exhibit C (the "CERTIFICATE OF MERGER") in accordance with the requirements of the DGCL. The Merger shall become effective as of the date and at such time as the Certificate of Merger, pursuant to Section 251 of the DGCL, and any other documents necessary to effect the Merger, in accordance with the DGCL, are duly filed with the Secretary of State of the State of Delaware or, if a later effective time is provided in the Certificate of Merger, such later time (the "EFFECTIVE TIME").

         1.2 CLOSING. The closing of the Merger (the "CLOSING") shall be a time and date specified by the parties, which shall be as soon as practicable after satisfaction (or waiver in accordance with this Agreement), of the conditions set forth in Article 3, at the office of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, unless another date or place is agreed to in writing by the parties.

                                    ARTICLE 2

                 EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

         2.1 EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Merger Sub shall cease; the corporate identity, existence, powers, rights and immunities of KHC as the Surviving Corporation shall continue unimpaired by the Merger pursuant to the terms of this Agreement and the Certificate of Merger. The Merger shall have the effects set forth in this Agreement and the DGCL, including Section 259 of the DGCL.

         2.2 NAME CHANGE; GOVERNING DOCUMENTS. At the Effective Time, (i) the name of the Surviving Corporation shall be "Celerity Group, Inc.," (ii) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of KHC as amended and restated in the form attached to the Certificate of Merger, until amended in accordance with the terms thereof and with applicable law, (iii) the Bylaws of the Surviving Corporation shall be the Bylaws of KHC in effect immediately prior to the Effective Time, until amended in accordance with the terms thereof and with applicable law, and (iv) the Original LLC Agreement shall be amended and restated pursuant to its terms and conditions to be replaced in its entirety by the New LLC Agreement.

         2.3 DIRECTORS AND OFFICERS. At the Effective Time, the officers of KHC immediately prior to the Effective Time shall remain the officers of the Surviving Corporation immediately after the Effective Time and the members of the Board of Directors of KHC immediately prior to the Effective Time shall remain the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time and shall serve until their respective successors are duly elected or appointed and qualified.

         2.4 CONVERSION OF SHARES OF KHC.

         (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, except for Dissenting Shares and shares of KHC Capital Stock which are cancelled pursuant to 2.4(b), (i) each share of KHC

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Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one issued and outstanding Common Unit (as defined in the New LLC Agreement) of KH LLC, such cancellation to entitle the record holder of such share of KHC Common Stock to be admitted as a Common Member (as defined in the New LLC Agreement) of KH LLC upon surrender of the certificate representing such share in accordance with
Section 2.6, (ii) each share of KHC Series A Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one issued and outstanding Class A Unit (as defined in the New LLC Agreement) of KH LLC, such cancellation to entitle the record holder of such share of KHC Series A Preferred Stock to be admitted as a Class A Member (as defined in the New LLC Agreement) of KH LLC upon surrender of the certificate representing such share in accordance with Section 2.6, (iii) each share of KHC Series A-1 Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one issued and outstanding Class A-1 Unit (as defined in the New LLC Agreement) of KH LLC, such cancellation to entitle the record holder of such share of KHC Series A-1 Preferred Stock to be admitted as a Class A-1 Member (as defined in the New LLC Agreement) of KH LLC upon surrender of the certificate representing such share in accordance with Section 2.6, and (iv) each share of KHC Series B-1 Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one issued and outstanding Class B-1 Unit (as defined in the New LLC Agreement) of KH LLC, such cancellation to entitle the record holder of such share of KHC Series B-1 Stock to be admitted as a Class B-1 Member (as defined in the New LLC Agreement) of KH LLC upon surrender of the certificate representing such share in accordance with Section 2.6.

         (b) Each share of KHC Capital Stock held by KHC in its treasury at the Effective Time, if any, shall be canceled.

         2.5 CONVERSION OF SHARES OF MERGER SUB. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, the outstanding share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior thereto shall be canceled and converted into the right to receive 93,449,395 shares of KHC Common Stock, 856,951 shares of Series A Preferred Stock, 24,162,189 shares of Series A-1 Preferred Stock, and 16,276,747 shares of Series B-1 Preferred Stock.

         2.6 SURRENDER OF EXISTING KHC CERTIFICATES. At and after the Effective Time, holders of certificates that, prior to the Effective Time, represented shares of KHC Capital Stock shall, by virtue of the Merger, cease to have any rights with respect to such KHC Capital Stock except, upon surrender of the certificates representing such shares pursuant to this Section 2.6, the right to receive distributions payable from time to time in respect of the LLC Units issued to the holders of such certificates in the Merger and the right to be admitted as a member of KH LLC . LLC Units issued in the Merger shall not be represented by certificates, but KH LLC may issue certificates representing the LLC Units in the future. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will mail to the record holders of certificates formerly representing shares of KHC Capital Stock (a) a letter of transmittal in customary form and containing such provisions as the Surviving Corporation may reasonably specify (including provisions confirming that (i) upon surrender of such certificates, such holders, as Members of KH LLC, will be bound by the terms and conditions of the New LLC Agreement and (ii) delivery of such certificates shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Surviving Corporation), and (b) instructions

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for use in effecting the surrender of such certificates. Upon surrender of such a certificate, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Surviving Corporation, (1) the record holder of such certificate shall be entitled to receive any distributions payable from time to time in respect of the LLC Units issued to such holder in the Merger and such record holder shall be admitted as a Member of KH LLC in accordance with Section 2.4(a) and (2) the certificate so surrendered shall be cancelled. No distribution payable from time to time with respect to LLC Units issued in the Merger shall be paid to the holder of any unsurrendered certificate representing KHC Capital Stock until such holder surrenders such certificate in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such distributions without interest). Neither KH LLC nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of KHC for any LLC Units (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         2.7 DISSENTING SHARES. Notwithstanding the provisions of Section 2.4, if, in connection with the Merger, holders of KHC Capital Stock ("KHC STOCKHOLDERS") are entitled to appraisal rights pursuant to the DGCL, any shares of KHC Capital Stock held by KHC Stockholders who exercise and perfect such appraisal rights ("DISSENTING SHARES") shall not be converted into LLC Units as provided in Section 2.4, but shall be converted into the right to receive such consideration from KHC as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. In the event that any Dissenting Share loses its status as such, whether because a KHC Stockholder fails to make an effective demand for payment or fails to perfect his appraisal rights in respect of such Dissenting Share or otherwise, such Dissenting Share shall be converted into the right to receive the consideration set forth in Section 2.4, and the record holder of such Dissenting Share shall be entitled to be admitted as a Member of KH LLC in accordance with Section 2.4(a).

         2.8 COMPANY OPTIONS NOT ASSUMED. Options issued pursuant to (a) the KHC 2000 Stock Option Plan, (b) the KHC 2002 Stock Option Plan B, or (c) any outstanding KHC employee stock options, shall not be assumed by KH LLC and shall remain options to purchase KHC Capital Stock.

         2.9 FRACTIONAL UNITS. Fractional LLC Units shall not be issued and 0.5 units or more or more shall be rounded up and less than 0.5 of a unit shall be rounded down.

         2.10 LOST CERTIFICATES. If any certificate representing KHC Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the respective stockholder claiming such certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such stockholder of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against such claim that may be made against it with respect to such certificate, the holder of such missing, lost, stolen or destroyed certificate shall be entitled to receive any distribution payable from time to time in respect of the LLC Units issued to such holder in the Merger.

         2.11 TAX CHARACTERIZATION OF MERGER. The exchanges of KHC Capital Stock for LLC Units pursuant to the Merger are intended to be characterized for United States federal income tax purposes as contributions of property to a partnership in exchange for an interest in the partnership as described in Section 721 of the Code, and no party hereto shall take any position inconsistent with such treatment.

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         2.12 TAX CHARACTERIZATION OF RELATED EXCHANGES. The transactions contemplated by the Warrant Exchange Agreements, the USF Exchange Agreement, the Capital Call Exchange Agreement, Bridge Note Exchange Option Agreement, the Option Exchange Agreements and related agreements involving the transfer of property to KH LLC and the issuance of LLC Units, are all intended by the parties hereto to be characterized for United States federal income tax purposes as contributions of property to a partnership in exchange for interests in the partnership as described in Section 721 of the Code, and, no party hereto will take any position inconsistent with such treatment.

         2.13 KHC STOCKHOLDERS BOUND BY NEW LLC AGREEMENT. BY VOTING IN FAVOR OF THE MERGER OR BY NOT EXERCISING APPRAISAL RIGHTS WITH RESPECT TO KHC CAPITAL STOCK PURSUANT TO SECTION 2.7, AS WELL AS BY ACCEPTING LLC UNIT(S) IN THE MERGER, EACH KHC STOCKHOLDER SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE TERMS AND CONDITIONS OF THE NEW LLC AGREEMENT.

                                    ARTICLE 3

                            CONDITIONS TO THE MERGER

         The obligation of KHC, Merger Sub and KH LLC to consummate the transactions under this Agreement contemplated to occur at the Closing, including the Merger, is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (each of which (other than Sections 3.1 and 3.2) may be waived by holders of 66 2/3% of the outstanding shares of KHC Capital Stock to the extent permitted by applicable law):

         3.1 STOCKHOLDER APPROVAL. This Agreement and the transactions provided for herein shall have been approved and adopted by (a) a majority of the holders of the Common Stock and Preferred Stock of KHC voting together as a single class and by holders of 66 2/3% of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, and holders of 66 2/3% of the outstanding shares of Series B-1 Preferred Stock and (b) the Member Manager of KH LLC, as the sole stockholder of Merger Sub.

         3.2 BOARD AND MEMBER MANAGER APPROVAL. This Agreement and the transactions provided for herein shall have been approved by the Board of Directors of KHC and Merger Sub and the Member Manager of KH LLC.

         3.3 REGULATORY APPROVALS. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of KHC and Merger Sub and the Member Manager of KH LLC in connection with the Merger and other related transactions shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.

         3.4 OTHER APPROVALS OR WAIVERS. All third party consents or waivers deemed necessary or advisable by the Board of Directors of KHC and Merger Sub and the Member Manager of KH LLC in connection with the Merger and other related transactions shall have been obtained.

         3.5 EXCHANGE AGREEMENTS. Each of the Warrant Exchange Agreements, USF Exchange Agreement, Capital Call Exchange Agreement, Bridge Note Exchange Option

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Agreement and Option Exchange Agreements shall be fully executed, in full force and effect, and the conditions to the transactions contemplated thereby (other than consummation of the Merger) have been satisfied or waived.

         3.6 UNITHOLDER AGREEMENT. The Unitholder Agreement, among KH LLC, KHC,KSI and the holders of LLC Units, shall be executed by KH LLC, KHC, KSI and persons that will be holding at least 95% of the LLC Units immediately following the Merger, and the conditions to the effectiveness of the Unitholders Agreement contemplated thereby (other than consummation of the Merger) have been satisfied or waived.

         3.7 DEBT HOLDER AGREEMENTS. The agreements with the Lenders necessary to restructure the indebtedness of KHC, KSI and KGI shall be fully executed and in full force and effect.

         3.8 APPRAISAL RIGHTS. This Agreement shall have been adopted by KHC Stockholders holding, individually or in the aggregate, 95% or more of the outstanding KHC Capital Stock.

         3.9 LEGAL OPINION. KHC shall have received a legal opinion from legal counsel to KH LLC, in form and substance reasonably acceptable to KHC.

         3.10 KHC CHARTER AMENDMENT. The restated certificate of incorporation of KHC shall have been amended in form and substance reasonably acceptable to KH LLC.

                                    ARTICLE 4

                            AMENDMENT AND TERMINATION

         4.1 AMENDMENTS AND WAIVERS. Prior to the effectiveness of the Merger, any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         4.2 TERMINATION. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the stockholders of KHC, by action of the Board of Directors of KHC if such Board of Directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of KHC or its stockholders. The parties hereto, and any officers or directors thereof, shall not have any liability to any person, including, without limitation, any stockholder of KHC, in the event of such termination.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

         5.1 ASSUMPTION OF PLANS BY SURVIVING CORPORATION. At the Effective Time, the obligations of KHC under or with respect to every plan, trust, program and benefit then in effect or administered by KHC for the benefit of the directors, officers and employees of KHC or any of its subsidiaries shall become the lawful obligations of the Surviving Corporation and shall be

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implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

         5.2 FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of KHC such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of KHC, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of KHC, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

         5.3 GOVERNING LAW. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         5.4 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of each of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         5.5 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         5.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KH LLC                              CELERITY GROUP, INC., a Delaware corporation

By: /s/ John Goodman                By: /s/ John Goodman
    ----------------------              ----------------
Its: Member Manager                 Its:  Secretary

KNIGHT ACQUISITION CORP.

By: /s/ John Goodman
    ----------------
Its: Secretary
                 [Signature Page to Agreement and Plan of Merger]

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                                   EXHIBIT "A"

                      LIMITED LIABILITY AGREEMENT OF KH LLC

                                   EXHIBIT "B"

           AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT OF KH LLC

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                                   EXHIBIT "C"

                              CERTIFICATE OF MERGER